Exhibit 10.54

STOCK INCENTIVE PLAN OF 2015

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this "Agreement"), dated as of_________, 20__ (the "Grant Date"), is made by and between Alico, Inc., a Florida corporation (the "Company"), and ________________ (the "Participant"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Alico, Inc. Stock Incentive Plan of 2015 (the "Plan").

WHEREAS, the Company has adopted the Plan to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to shareholder value; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Participant a number of restricted shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1.Grant of Restricted Stock Award.

(a)Grant. The Company hereby grants to the Participant an award of Restricted Stock with respect to an aggregate of ____ restricted shares of Common Stock (the "Restricted Shares"), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

2.Vesting.

(a)General. Except as may otherwise be provided herein, the restricted shares shall vest on ________, 20__, subject to the Participant not having incurred a Termination of Service as of the Vesting Date.

(b)Vesting upon a Termination of Service without Cause or for Good Reason. If, prior to the Vesting Date, the Participant incurs a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by the Participant for Good Reason, any unvested Restricted Shares shall fully vest and be free of any restrictions as of the date of Termination of Service.

(c)Vesting upon Death or Disability.  If the Participant incurs a Termination of Service due to the Participant's death or Disability, any unvested Restricted Shares shall fully vest and be free of restrictions as of the date of the Termination of Service.

(d)Other Termination of Service. If the Participant incurs a Termination of Service for any reason other than death, Disability, a termination without Cause, or, following a Change in Control, a resignation for Good Reason, any unvested Restricted Shares shall be forfeited by the Participant without consideration.

3.Tax Withholding. The Company shall reasonably determine the amount of any federal, state, local, or other income, employment, or other taxes that the Company or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting, or other event with respect to the Restricted Shares. The Company's obligation to deliver the Restricted Shares or any certificates evidencing the Restricted Shares (or to make a book-entry or other electronic notation indicating ownership of the Restricted Shares), or otherwise remove the restrictive notations or legends on such Restricted Shares or certificates that refer to nontransferability as set forth in Section 5, is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 14(d) of the Plan.

4.Section 83(b) Election; Independent Tax Advice. The Participant acknowledges that it is the Participant's sole responsibility, and not the Company's, to file a timely election under Section 83(b) of the Code, even if the Participant requests that the Company or its representative assist the Participant in making this filing. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code. The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change, and it is the sole responsibility of the Participant to obtain the Participant's own advice as to the tax treatment of the terms of this Agreement.

5.Issuance of Restricted Stock. The Restricted Shares shall be issued by the Company and shall be registered in the Participant's name on the stock transfer books of the Company promptly after the Grant Date. Any certificates representing the Restricted Shares shall remain in the physical custody of the Company or its designee at all times prior to, in the case of any particular Restricted Share, the date on which such Restricted Share vests. Any certificates representing the Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Alico, Inc. Stock Incentive Plan of 2015 and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913.

As soon as practicable following the vesting of any Restricted Share, the Company shall ensure that its stock transfer books reflect the vesting. If certificates for the Restricted Share exist, such certificates for such vested Restricted Share shall be delivered to the Participant or to the Participant's legal representative along with the stock powers relating thereto.

6.Dividend and Voting Rights. After the Grant Date, the Participant shall be the record owner of the Restricted Shares, unless and until such Restricted Shares are forfeited pursuant to the Participant's Termination of Service or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights and rights to payment of cash dividends, if any, with respect to the Restricted Shares; provided that extraordinary dividends shall be subject to the provisions of Section 3(d) of the Plan; and provided, further, that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in this Agreement and Section 6(b)(iii) of the Plan.

7.Transferability. The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company, its Subsidiaries, and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance. The Restricted Shares shall be subject to the restrictions set forth in the Plan and this Agreement.

8.Change in Control. In the event of a Change in Control occurring after the Grant Date, the Restricted Shares shall be treated in accordance with Section 10 of the Plan.

9.Miscellaneous.

(a)Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the Restricted Shares granted hereunder; provided that any such waiver or amendment that would impair the rights of the Participant or any holder or beneficiary of the Restricted Shares granted hereunder shall not to that extent be effective without the consent of the Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b)Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service, or personal delivery:

If to the Company to:

Alico, Inc.

10070 Daniels Interstate Court, Suite 100

Fort Myers, Florida 33913

Attention: Chief Financial Officer

if to Participant to:

The address last on the records of the Company.

All such notices, demands, and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile.

(c)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which is hereby expressly reserved, to remove, terminate, or discharge the Participant at any time and for any reason whatsoever.

(e)Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant' s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(f)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and the Participant' s beneficiaries, executors, administrators, heirs, and successors.

(g)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

(h)Bound by the Plan. By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the tem1s and provisions of the Plan.

(i)Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Florida.

(j)Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k)Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALICO, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name: